090204

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
[signature] Barbara K. Cegavske Secretary of State State of Nevada	**20180546312-22**
	Filing Date and Time **12/20/2018 10:53 AM**
	Entity Number **C6818-2002**

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT **ABOVE SPACE IS FOR OFFICE USE ONLY**

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

RealSource Residential, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article First is deleted in its entirety and replaced with the following:

FIRST

The name of the corporation is CalEthos, Inc.

Article Fourth is deleted in its entirety and replaced with the following:

FOURTH

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 85%

4. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X *[signature]*

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Article First is deleted in its entirety and replaced with the following:

FIRST

The name of the corporation is CalEthos, Inc.

Article Fourth is deleted in its entirety and replaced with the following:

FOURTH

The total number of shares of capital stock that the corporation shall be authorized to issue is One Hundred Million (100,000,000) shares of Common Stock, par value $0.001 per share, and One Hundred Million (100,000,000) shares of Preferred Stock, par value $0.001 per share.

The board of directors is hereby expressly authorized to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.